Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201130

Prospectus Supplement No. 6

(To Prospectus dated January 12, 2015)

CENTURY  COMMUNITIES,  INC.

Offer to Exchange

6.875% Senior Notes due 2022 and Related Guarantees

for

6.875% Senior Notes due 2022 and Related Guarantees

This Prospectus Supplement No. 6 (this “Prospectus Supplement”) supplements and amends our prospectus, dated January 12, 2015, as supplemented and amended by the Prospectus Supplement No. 1, dated January 28, 2015, the Prospectus Supplement No. 2, dated March 6, 2015, the Prospectus Supplement No. 3, dated March 24, 2015, the Prospectus Supplement No. 4, dated May 1, 2015, and the Prospectus Supplement No. 5, dated May 8, 2015 (as supplemented and amended, the “Prospectus”), relating to our offer to issue up to $200 million in aggregate principal amount of our 6.875% Senior Notes due 2022, which will be fully, unconditionally, jointly and severally guaranteed on a unsecured senior basis by certain of our existing and future direct and indirect subsidiaries, in exchange for any and all of the $200 million in aggregate principal amount of our 6.875% Senior Notes due 2022 and related guarantees that we issued on May 5, 2014, in an exchange offer that is registered under the Securities Act of 1933, as amended.

You should read this Prospectus Supplement in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus.  This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any additional supplements or amendments thereto.

On May 18, 2015, we filed with the U.S. Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K to disclose the results of our 2015 annual meeting of stockholders (the “Current Report”).  This Prospectus Supplement is being filed to update, supplement and amend the information contained in the Prospectus with the information contained and incorporated by reference in the Current Report.  Accordingly, we have attached the Current Report to this Prospectus Supplement.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, under the federal securities laws and are eligible for reduced reporting requirements.  See the section entitled “Summary—Implications of Being an Emerging Growth Company” in the Prospectus for more information.

See “Risk Factors” beginning on page 17 of the Prospectus for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Prospectus Supplement dated May 18, 2015.